Exhibit 3.2

SECOND AMENDED AND RESTATED
DECLARATION OF TRUST
OF
FORTRESS PRIVATE LENDING FUND

July 14, 2025

* * * * * * * * * *

This SECOND AMENDED AND RESTATED DECLARATION OF TRUST of Fortress Private Lending Fund is made as of the 14th day of July, 2025 (the “Declaration of Trust”), by the undersigned Trustees. Capitalized terms used herein without definition have the meanings specified in Section 1.2.

WHEREAS, the Trustees filed a Certificate of Trust on January 25, 2024, with the Office of the Secretary of State of Delaware, as amended and restated by the Restated Certificate of Trust, which was filed with the Office of the Secretary of State of Delaware on June 4, 2025 (the “Certificate of Trust”);

WHEREAS, the initial Declaration of Trust of Fortress Private Lending Fund was entered into effective as of November 26, 2024 (the “Initial Declaration of Trust”);

WHEREAS, the Initial Declaration of Trust was amended and restated by the Amended and Restated Declaration of Trust entered into effective as of February 10, 2025 (the “First A&R Declaration of Trust”); and

WHEREAS, the parties now desire to amend and restate the First A&R Declaration of Trust as hereinafter set forth.

NOW THEREFORE, the undersigned hereby agrees as follows:

ARTICLE I
NAME; DEFINITIONS

Section 1.1  Name. The name of the statutory trust is Fortress Private Lending Fund (the “Company”). So far as may be practicable, the business of the Company shall be conducted and transacted under that name. Under circumstances in which the Trustees determine that the use of the name “Fortress Private Lending Fund” is not practicable, they may use any other designation or name for the Company, subject to applicable law. Any name change shall become effective upon the filing of a certificate of amendment pursuant to Section 3810(b) of the Statutory Trust Act. Any such instrument shall not require the approval of the Shareholders, but shall have the status of an amendment to this Declaration of Trust.

Section 1.2  Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Administrator” means FPLF Management LLC, any Person to whom the Administrator subcontracts any and all such services and any successor to an Administrator who enters into an administrative services agreement with the Company or who subcontracts with a successor Administrator.

“Adviser” means FPLF Management LLC or an affiliated successor in interest thereto, any Person to whom the Adviser subcontracts any and all such services pursuant to a sub-advisory agreement and any successor to an Adviser who enters into an Advisory Agreement with the Company or who subcontracts with a successor Adviser. If the Adviser no longer serves as the investment adviser to the Company, the rights of the Adviser in this Declaration of Trust will become the rights of the Trustees.

“Advisory Agreement” means that certain investment advisory agreement between the Company and the Adviser named therein pursuant to which the Adviser will act as the adviser to the Company and provide investment advisory, investment management and other specified services to the Company, including any sub-advisory agreement.

“Affiliate” or “Affiliated” means (subject to the limits under the 1940 Act or an exemptive order from the SEC, as each may be applicable) with respect to any specified Person:

(a)        any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such specified Person;

(b)         any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such specified Person;

(c)          any other Person directly or indirectly controlling, controlled by or under common control with such specified Person;

(d)          any officer, director, trustee, partner, copartner or employee of such specified Person; and

(e)          if such specified Person is an investment company, any investment adviser thereof or any member of an advisory board thereof.

“Assessment” means an additional amount of capital that may be mandatorily required of, or paid voluntarily by, a Shareholder beyond his or her subscription commitment excluding deferred payments.

“Benefit Plan Investor” means a benefit plan investor as defined in the Plan Asset Regulations.

“Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

“Cash Flow” means Company cash funds provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements. Cash withdrawn from reserves is not Cash Flow.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Shares” means the common shares of beneficial interest, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of this Declaration of Trust and applicable law, as described in Article V hereof, including any class or series of Common Shares.

“Controlling Person” shall mean (subject to the limits under the 1940 Act or an exemptive order from the SEC, as each may be applicable), all Persons, whatever their titles, who perform functions for the Sponsor similar to those of: (a) Chairperson or member of the board of directors; (b) executive officers; and (c) those holding ten percent or more equity interest in the Sponsor or a Person having the power to direct or cause the direction of the Sponsor, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion” shall mean the election of the Company to be regulated as a business development company under the 1940 Act.

“DGCL” means Delaware General Corporation Law, 8 Del. C. § 100, et. seq., as amended from time to time, or any successor statute thereto.

“ERISA” The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlling Person” The term “ERISA Controlling Person” means a Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Company or who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a Person within the meaning of 29 C.F.R. § 2510.3-101(f)(3).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Front End Fees” means fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company, including Organization and Offering Expenses, and any other similar fees, however designated by the Board.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the SEC.

“Indemnitee” has the meaning ascribed to it in Section 7.3 hereof.

“Independent Trustee” means a Trustee who is not an Interested Person.

“Interested Person” means a Person who is an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.

“Liquidity Event” means a Listing or any merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Shares of the Company in one or more related transactions, or similar transaction involving the Company pursuant to which the Shareholders receive for their Shares, as full or partial consideration, cash, Listed or non-Listed equity Securities or combination thereof: (a) a Listing; (b) a sale or merger in a transaction that provides Shareholders with cash and/or securities of a publicly traded company; or (c) a sale of all or substantially all of the assets of the Company for cash or other consideration.

“Listing” means the listing of the Common Shares (or any successor thereof) on a national securities exchange or national securities association registered with the SEC or the receipt by the Shareholders of Securities that are approved for trading on a national securities exchange or national securities association registered with the SEC in exchange for the Common Shares. The term “Listed” shall have the correlative meaning. With regard to the Common Shares, upon commencement of trading of the Common Shares on a national securities exchange or national securities association registered with the SEC, the Common Shares shall be deemed Listed.

“Net Worth” means the excess of total assets over total liabilities as determined by GAAP.

“Omnibus Guidelines” means the Omnibus Guidelines Statement of Policy adopted by the North American Securities Administrators Association on March 29, 1992 and as amended on May 7, 2007 and from time to time.

“Organization and Offering Expenses” means any and all costs and expenses incurred by and to be paid from the assets of the Company in connection with and in preparing for the formation, qualification and registration of the Company, and the marketing and distribution of shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending, supplementing, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow agents or holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of the shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

“Person” means an individual, corporation, partnership, estate, trust joint venture, limited liability company or other entity or association.

“Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by section 3(42) of ERISA.

“Preferred Shares” means the preferred Shares of the Company that may be issued from time to time in accordance with the terms of this Declaration of Trust and applicable law, as described in Article V hereof, including any class or series of Preferred Shares.

“Publicly Offered Securities” means publicly offered securities as defined in 29 C.F.R. § 2510.3-101(b)(2) or any successor regulation thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means Common Shares, any other Shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing if and only if any such item is treated as a “security” under the Exchange Act, or applicable state securities laws.

“Shareholders” means the registered holders of the Company’s Shares.

“Shares” means the unit of beneficial interest in the trust estate of the Company.

“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a program or any person who will control, manage or participate in the management of a program, and any affiliate of such person. Not included is any person whose only relation with the program is that of an independent manager of a portion of program assets, and whose only compensation is as such. “Sponsor” does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of program interests. A person may also be deemed a Sponsor of the program by:

(a)         taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the program, either alone or in conjunction with one or more other persons;

(b)        receiving a material participation in the program in connection with the founding or organizing of the business of the program, in consideration of services or property, or both services and property;

(c)          having a substantial number of relationships and contacts with the program;

(d)          possessing significant rights to control program properties;

(e)          receiving fees for providing services to the program which are paid on a basis that is not customary in the industry; or

(f)          providing goods or services to the program on a basis which was not negotiated at arm’s length with the program.

“Statutory Trust Act” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq., as such act may be amended from time to time.

“Trustees,” “Board of Trustees” or “Board” means, collectively, the individuals named in Section 4.1 of this Declaration of Trust so long as they continue in office and all other individuals who have been duly elected and qualify as Trustees of the Company hereunder.

ARTICLE II
NATURE AND PURPOSE

The Company is a Delaware statutory trust within the meaning of the Statutory Trust Act, existing pursuant to this Declaration of Trust and the Company’s Certificate of Trust, each as may be amended or amended and restated from time to time. Currently, the Company is operating as a private fund exempted from the 1940 Act under Section 3(c)(7) of the 1940 Act (a “3(c)(7) Private Fund”) and will operate as a 3(c)(7) Private Fund until such time as the Trustees may decide, without shareholder vote, to effect the Conversion. The Conversion shall become effective on the date that the Company makes an election with the SEC to be regulated as a Business Development Company (“BDC”). Prior to the effectiveness of the Conversion, no provision of this Declaration of Trust or the Bylaws that conditions, subjects, restricts or otherwise impose requirements on or limits any actions of the Company or any Person by reference to the 1940 Act shall be deemed to apply.

The purpose of the Company is to engage in any lawful act or activity for which trusts may be organized under the Statutory Trust Act as now or hereafter in force, including to conduct, operate and carry on the business of a non-diversified closed-end investment company operating as a business development company, as such terms are defined in the 1940 Act, subject to making an election therefor under the 1940 Act, and to carry on such other business as the Trustees may from time to time determine pursuant to their authority under this Declaration of Trust. In furtherance of the foregoing, it shall be the purpose of the Company to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of a business development company regulated under the 1940 Act and which may be engaged in or carried on by a trust organized under the Statutory Trust Act, and in connection therewith the Company shall have the power and authority to engage in the foregoing and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware statutory trust. The Company may not, without the affirmative vote of a majority of the outstanding voting securities, as such term is defined under Section 2(a)(42) of the 1940 Act, of the Company entitled to vote on the matter, change the nature of the Company’s business so that the Company ceases to be, or withdraws the Company’s election to be, treated as a business development company under the 1940 Act.

Legal title to all of the assets of the Company shall be vested in the Company as a separate legal entity except that the Trustees shall have power to cause legal title to any assets of the Company to be held in the name of any other Person as nominee, custodian or pledgee, on such terms as the Trustees may determine, provided that such arrangement is permitted by the 1940 Act and the interest of the Company therein is appropriately protected.

ARTICLE III
RESERVED

ARTICLE IV
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
COMPANY AND OF THE SHAREHOLDERS AND TRUSTEES

Section 4.1  Number of Trustees. The business and affairs of the Company shall be managed under the direction of the Board of Trustees.  The Board of Trustees shall have full, exclusive and absolute power, control and authority over the Company’s assets and over the business of the Company to the same extent as a board of directors of a Delaware corporation. The Board of Trustees may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Company. Except as otherwise specifically provided in this Declaration of Trust and the Bylaws, each Trustee and officer of the Company shall have duties including fiduciary duties (and liability therefore) identical to those of directors and officers of a private corporation for profit organized under the DGCL and shall not have any other duties, including any fiduciary duties, except for fiduciary duties identical to those of directors and officers of a private corporation for profit organized under the DGCL. The number of Trustees of the Company is one (1), which number may be increased or decreased from time to time only by the Trustees pursuant to the Bylaws, but shall never be less than one (1), except for a period of up to sixty (60) days after the death, removal or resignation of a Trustee pending the election of such Trustee’s successor. The names of the initial Trustee is David Sims.

Upon the Conversion, a majority of the Board of Trustees shall be Independent Trustees, except for a period of up to sixty (60) days or such longer period permitted by law, after the death, removal or resignation of an Independent Trustee pending the election of such Independent Trustee’s successor by the remaining Trustees.

Subject to applicable requirements of the 1940 Act, in order that any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualified. There shall be no cumulative voting in the election or removal of Trustees. Trustees shall be elected by a plurality of votes, except in the case of a Contested Election as defined in the Bylaws in which case Trustees shall be elected by a majority of votes.  Prior to a Listing or the date of notice of the Company’s first annual meeting of Shareholders, the Trustees shall hold their position for the life of the Company, subject to their death, resignation or removal pursuant to Section 4.9.

Section 4.2  Classes of Trustees. Notwithstanding the foregoing, effective upon and following the occurrence of a Listing of any class of the Company’s Shares or the date of notice of the Company’s first annual meeting of Shareholders, if any: the Board of Trustees shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of Trustees of one class shall expire at each annual meeting of Shareholders, and in all cases as to each Trustee such term shall extend until his or her successor shall be elected and shall qualify or until his or earlier resignation, removal from office, death or incapacity. Additional trusteeships resulting from an increase in number of Trustees shall be apportioned among the classes as equally as possible. The initial term of office of Trustees of Class I shall expire at the Company’s next annual meeting of Shareholders; the initial term of office of Trustees of Class II shall expire at the Company’s second annual meeting of Shareholders following the occurrence of a Listing of any class of the Company’s Shares, if any; and the initial term of office of Trustees of Class III shall expire at the Company’s third annual meeting of Shareholders following the occurrence of a Listing of any class of the Company’s Shares, if any. Following such initial terms, at each annual meeting of Shareholders, a number of Trustees equal to the number of Trustee of the class whose term expires at the time of such meeting (or, if less, the number of Trustee properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of Shareholders after their election. Each Trustee may be reelected to an unlimited number of succeeding terms in accordance with these provisions.  Holdover Trustees shall not be required to stand for election any earlier than the annual meeting at which the term of office of the Trustees of the class in which such holdover trustee is a member expires.

If the Board of Trustees is classified, at each annual election, Trustees chosen to succeed those whose terms then expire shall be of the same class as the Trustees they succeed, unless by reason of any intervening changes in the authorized number of Trustees, the Board of Trustees shall designate one or more trusteeships whose term then expires as trusteeships of another class in order to more nearly achieve equality of number of Trustees among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of Trustees as possible, in the event of any change in the authorized number of Trustees, each Trustee then continuing to serve as such shall nevertheless continue as a Trustee of the class of which such Trustee is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created trusteeship may, consistently with the rule that the three classes shall be as nearly equal in number of Trustees as possible, be allocated to any class, the Board of Trustees shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

The voting procedures and the number of votes required to elect a Trustee shall be as set forth in the Bylaws, which may be amended by the Board.

Section 4.3  Shareholder Voting. Except as provided in Article II, notwithstanding any provision of law permitting any particular action to be approved by the affirmative vote of the Shareholders of the Company entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the Board of Trustees, and approved by a majority of the votes cast at a meeting of Shareholders at which a quorum is present. All shares of all classes shall vote together as a single class provided that: (a) as to any matter with respect to which a separate vote of any class is required by the 1940 Act or any orders issued thereunder, such requirement as to a separate vote by that class shall apply in lieu of a general vote of all classes; (b) in the event that separate voting requirements apply with respect to one or more classes, then subject to subparagraph (c), the shares of all other classes not entitled to a separate vote shall vote together as a single class; and (c) as to any matter which in the judgment of the Board (which judgment shall be conclusive) does not affect the interest of a particular class, such class shall not be entitled to any vote and only the Shareholders of the one or more affected classes shall be entitled to vote. Notwithstanding any other provisions of this Declaration of Trust or the Bylaws to the contrary, for such matters that require the vote of a majority of the outstanding voting Shares of the Company under the 1940 Act, such majority vote shall be determined as set forth in Section 2(a)(42) of the 1940 Act. The provisions of this Section 4.3 shall be subject to the limitations of the 1940 Act and other applicable statutes or regulations.  Shareholders shall have the right to vote on matters as required under the 1940 Act.

Section 4.4  Quorum. The determination of whether a quorum has been established for a meeting of the Company’s Shareholders shall be as set forth in the Bylaws.

Section 4.5  Preemptive Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares or as may otherwise be provided by contract approved by the Board, no Shareholder shall, as such Shareholder, have any preemptive right to purchase or subscribe for any additional Shares of the Company or any other Security of the Company that it may issue or sell.

Section 4.6  Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, no Shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

Section 4.7  Determinations by the Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with this Declaration of Trust shall be final and conclusive and shall be binding upon the Company and every Shareholder: (i) the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption or repurchase of its Shares or the payment of other distributions on its Shares; (ii) the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares of the Company; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or any Shares of the Company; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Company; or (vii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Declaration of Trust or the Bylaws or otherwise to be determined by the Board provided, however, that any determination by the Board as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Trustee shall be liable for making or failing to make such a determination.

Section 4.8  Sole Discretion; Good Faith; Corporate Opportunities of Adviser.

(a)        Notwithstanding any other provision of this Declaration of Trust or otherwise applicable law, whenever in this Declaration of Trust the Trustees are permitted or required to make a decision:

(i)         in their “discretion” or under a grant of similar authority, the Trustees shall be entitled to consider such interests and factors as they desire, including their own interest, and, to the fullest extent permitted by applicable law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person; or

(ii)         in their “good faith” or under another express standard, the Trustees shall act under such express standard and shall not be subject to any other or different standard.

(b)        Unless expressly provided otherwise herein or in the Company’s offering document (as may be amended from time to time), the Adviser and any Affiliate of the Adviser may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine. To the extent that the Adviser and any Affiliate of the Adviser acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, it shall not have any duty to communicate or offer such opportunity to the Company, subject to the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended, and any applicable co-investment order issued by the SEC, and neither the Adviser nor any Affiliate of the Adviser shall be liable to the Company or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Adviser or any Affiliate of the Adviser pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Shareholder shall have any rights or obligations by virtue of this Declaration of Trust or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper.

Section 4.9  Resignation and Removal of Trustees. Any of the Trustees may resign their trust (without need for prior or subsequent accounting) by an instrument in writing signed by such Trustee and delivered or mailed to the Trustees or the Chairperson, if any, and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any Trustee, or the entire Board, may be removed from office at any time (provided the aggregate number of Trustees after such removal shall not be less than the minimum number required by Section 4.1 hereof) with or without cause and only by a majority of the remaining Trustees (or in the case of the removal of a Trustee that is not an Interested Person a majority of the remaining Trustees that are not Interested Persons). Upon the resignation or removal of a Trustee, each such resigning or removed Trustee shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Company or the remaining Trustees any Company property held in the name of such resigning or removed Trustee. Upon the incapacity or death of any Trustee, such Trustee’s legal representative shall execute and deliver on such Trustee’s behalf such documents as the remaining Trustees shall require as provided in the preceding sentence. Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning, and no Trustee removed shall have any right to any compensation for any period following the effective date of his resignation or removal, or any right to damages on account of a removal.

Section 4.10  Business Combination. Notwithstanding any other provision of this Declaration of Trust or any contrary provision of law, the Board of Trustees may, without Shareholder approval unless such approval is required by the 1940 Act, cause the Company to (i) convert into or merge, reorganize or consolidate with or into one or more trusts, partnerships, limited liability companies, associations, corporations or other business entities (or a series of any of the foregoing to the extent permitted by law) (including a trust, partnership, limited liability company, association, corporation or other business entity created by the Board of Trustees to accomplish such merger, reorganization or consolidation), or (ii) sell or convey all or substantially all of the assets of the Company to another trust, partnership, limited liability company, association, corporation or other business entity (or a series of any of the foregoing to the extent permitted by law) (including a trust, partnership, limited liability company, association, corporation or other business entity created by the Board of Trustees to accomplish such sale and conveyance) for adequate consideration as determined by the Board of Trustees which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent of the Company, and which may include shares of beneficial interest, stock or other ownership interest of such trust, partnership, limited liability company, association, corporation or other business entity (or series thereof). Approval of any agreement or applicable certificate of merger, reorganization, consolidation or conversion or certificate may be signed by a majority of the Board of Trustees or an authorized officer of the Company. In accordance with Section 3815(f) of the Statutory Trust Act, such approval and approval from the Board will effect an amendment to this Declaration of Trust and/or effect the adoption of a new declaration of trust of the Company or change the name of the Company if the Company is the surviving or resulting entity in the merger or consolidation.

Section 4.11  Special Meetings. A majority of the Trustees, the Chief Executive Officer or the holders of more than twenty-five percent (25%) of the outstanding Shares of the Company entitled to vote at a meeting (without regard to class or series), in the aggregate, may call a special meeting of the Shareholders.

Section 4.12  Trust Only. It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Shareholder from time to time. It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust. Nothing in this Declaration of Trust shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association.

Section 4.13  Trustee Action by Written Consent. Any action which may be taken by Trustees by vote may be taken without a meeting if that number of the Trustees, or members of a committee, as the case may be, required for approval of such action at a meeting of the Trustees or of such committee consent to the action in writing (a “Written Consent”) and the Written Consents are filed with the records of the meetings of Trustees; provided that the affirmative vote of at least one (1) Trustee who is an “interested persons” (as that term is defined in the 1940 Act) is required to approve such Written Consent. Such Written Consent shall be treated for all purposes as a vote taken at a meeting of Trustees.

Section 4.14  Officers. The Trustees may elect a Chief Executive Officer, a Secretary and a Chief Financial Officer and may elect a Chairperson who shall serve at the pleasure of the Trustees or until their successors are elected. The Trustees may elect two (2) Persons as Co-Chief Executive Officers in lieu of one Chief Executive Officer, each of whom shall have the full powers of the Chief Executive Officer. The Trustees may elect or appoint or may authorize the Chairperson, if any, or Chief Executive Officer to appoint such other officers or agents with such powers as the Trustees may deem to be advisable. A Chairperson shall, and the Chief Executive Officer, Secretary and Chief Financial Officer may, but need not, be a Trustee. All officers shall owe to the Company and its Shareholders the same fiduciary duties (and only such fiduciary duties) as owed by officers of corporations to such corporations and their stockholders under the DGCL.

Section 4.15  Principal Transactions. Except to the extent prohibited by applicable law, the Trustees may, on behalf of the Company, buy any securities from or sell any securities to, or lend any assets of the Company to, any Trustee or officer of the Company or any firm of which any such Trustee or officer is a member acting as principal, or have any such dealings with any Affiliate of the Company, investment adviser, investment sub-adviser, distributor or transfer agent for the Company or with any Interested Person of such Affiliate or other person; and the Company may employ any such Affiliate or other person, or firm or company in which such Affiliate or other person is an Interested Person, as broker, legal counsel, registrar, investment advisor, investment sub-advisor, distributor, transfer agent, dividend disbursing agent, custodian or in any other capacity upon customary terms.

Section 4.16  Subsidiaries. Without approval or vote by Shareholders, the Trustees may cause to be organized or assist in organizing one or more corporations, trusts, partnerships, associations or other organizations to take over all, or any portion, of the Company’s property or to carry on any business in which the Company shall directly or indirectly have any interest and to sell, convey, and transfer all or a portion of the Company’s property to any such corporation, trust, limited liability company, association or organization in exchange for the shares or securities thereof, or otherwise, and to lend money to, subscribe for the shares or securities of and enter into any contracts with any such corporation, trust, limited liability company, partnership, association or organization, or any corporation, partnership, trust, limited liability company, association or organization in which the Company holds or is about to acquire shares or any other interests.

Section 4.17  Delegation. The Trustees shall have the power to delegate from time to time to such of their number or to officers, employees or agents of the Company the doing of such things, including any matters set forth in this Declaration of Trust, and the execution of such instruments either in the name of the Company or the names of the Trustees or otherwise as the Trustees may deem expedient. The Trustees may designate one or more committees which shall have all or such lesser portion of the authority of the entire Board of Trustees as the Trustees shall determine from time to time except to the extent action by the entire Board of Trustees or particular Trustees is required by the 1940 Act.

ARTICLE V
SHARES

Section 5.1  Authorized Shares. The beneficial interest in the Company shall at all times be divided into an unlimited number of Shares. The Shares of the Company shall initially consist of Common Shares. All Common Shares shall be fully paid and nonassessable when issued. Assessments of Common Shares shall be prohibited and the Company shall not make any Assessment against any Shareholder beyond such Shareholder’s subscription commitment. Any different classes or series shall be established and designated, and the variations in the relative rights and preferences as between the different classes shall be fixed and determined, by the Trustees without Shareholder approval. The Trustees may create a class of preferred shares (the “Preferred Shares”) which may be divided into one or more series of Preferred Shares from time to time by the Trustees in their sole discretion without Shareholder approval. The Company is authorized to offer and issue an unlimited number of Common Shares and an unlimited number of Preferred Shares.

Section 5.2  Authorization by Board of Securities Issuance. The Board of Trustees may, without Shareholder vote, authorize the issuance from time to time of Securities, including Shares of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a split of Shares or dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws.

Section 5.3  Classification or Reclassification by the Board. As contemplated by Section 5.1, the variations in the relative rights and preferences as between any classes of Common Shares and any potential Preferred Shares shall be fixed and determined by the Trustees; provided, that all Common Shares or Preferred Shares of the Company or of any series shall be identical to all other Common Shares or Preferred Shares of the Company or of the same series, as the case may be, except that, to the extent permitted by the 1940 Act, there may be variations between different classes as to allocation of expenses, rights of redemption, special and relative rights and preferences as to dividends and distributions and on liquidation, conversion rights, and conditions under which the several classes shall have separate voting rights. All of the outstanding Common Shares as of the date hereof issued to the sole initial shareholder shall be classified as Class I Shares with such terms as set forth in the initial prospectus of the Company, as thereafter subsequently modified from time to time. Any class of Preferred Shares shall have such rights and preferences and priorities over the Common Shares as may be established by the terms thereof.

The following provisions shall be applicable to any division of Shares of the Company into one or more classes or series:

(a)        All provisions herein relating to the Shares, or any class or series of Shares of the Company, including Common and Preferred Shares, shall apply equally to each class of Shares of the Company or of any series of the Company, except as the context requires otherwise.

(b)        The number of Shares of each class that may be issued shall be unlimited. The Trustees may classify or reclassify any Shares or any class of any Shares into one or more other classes that may be established and designated from time to time. The Company may purchase and hold Shares as treasury shares, reissue such treasury shares for such consideration and on such terms as the Trustees may determine, or cancel any Shares of any class acquired by the Company at the Trustees’ discretion from time to time.

(c)        Liabilities, expenses, costs, charges and reserves related to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular class or series within the class may be charged to and borne solely by such class or series, and the bearing of expenses solely by a class of Shares or series may be appropriately reflected (in a manner determined by the Trustees) and cause differences in the net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different classes or series. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees in their reasonable judgment shall be conclusive and binding upon the Shareholders of all classes for all purposes.

(d)        The establishment and designation of any class or series of Shares shall be effective upon resolution by a majority of the Trustees, adopting a resolution which sets forth such establishment and designation and the relative rights and preferences of such class or series. Each such resolution shall be incorporated herein by reference upon adoption. The Trustees may, by resolution of a majority of the Trustees, abolish any class or series and the establishment and designation thereof. To the extent the provisions set forth in such resolution conflict with the provisions of this Declaration of Trust with respect to any such rights and privileges of the class or series of Shares, such resolutions shall control.

Section 5.4  Dividends and Distributions.

(a)       Unless otherwise expressly provided in this Declaration of Trust, the holders of each class or series of Shares shall be entitled to dividends and distributions in such amounts and at such times as may be determined by the Board, and the dividends and distributions paid with respect to the various classes or series of Shares may vary among such classes or series. Expenses related to the distribution of, and other identified expenses that properly should be allocated to the shares of, a particular class or series may be appropriately reflected (in a manner determined by the Board, in its discretion) and cause a difference in the net asset value of the Company attributable to, and the dividend, redemption and liquidation rights of, the shares of each such class or series of Shares.

(b)         The Trustees may always retain from the net profits such amount as they may deem necessary to pay the debts or expenses of the Company or to meet obligations of the Company, or as they otherwise may deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business.

(c)       From time to time and not less than quarterly, the Company shall review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the Board of Trustees, distribute to the Shareholders funds received by the Company that the Board of Trustees deems unnecessary to retain in the Company. The Board may authorize the Company to declare and pay to Shareholders such dividends or distributions, in cash or other assets of the Company or in Securities of the Company (including, without limitation, pursuant to a mandatory dividend reinvestment plan or other similar plan) or from any other source, as the Board in its discretion shall determine. The Board shall endeavor to authorize the Company to declare and pay such dividends and distributions: (i) as shall be necessary for the Company to qualify as a “Regulated Investment Company” under the Code and a business development company under the 1940 Act, and  (ii) to the extent that the Board deems it unnecessary for the Company to retain funds received by it; provided, however, that in each case Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Company. Distributions pursuant to this Section 5.4 may be among the Shareholders of record of the applicable class or series of Shares at the time of declaring a distribution or among the Shareholders of record at such later date as the Trustees shall determine and specify. The exercise of the powers and rights of the Board pursuant to this Section 5.4 shall be subject to the provisions of any class or series of shares at the time outstanding. The receipt by any Person in whose name any shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof. Distributions in kind shall be permitted.

(d)         Inasmuch as the computation of net income and gains for federal income tax purposes may vary from the computation thereof on the books, the above provisions shall be interpreted to give the Trustees the power in their discretion to distribute for any fiscal year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Company to avoid or reduce liability for taxes.

(e)         If a declaration of dividends or distributions is made pursuant to this Section then at any time prior to the related payment date, the Board may, in its sole discretion, rescind such declaration or change each of the record date and payment date to a later date or dates (in each case for a period of not greater than 180 days after each of the record date and payment date theretofore in effect and provided the payment date as so changed is not more than 60 days after the record date as so changed).

Section 5.5  Proportionate Rights. All Shares of each particular class shall represent an equal proportionate interest in the assets attributable to the class (subject to the liabilities of that class), and each Share of any particular class shall be equal to each other Share of that class. The Board of Trustees may, from time to time, divide or combine the shares of any particular class into a greater or lesser number of Shares of that class without thereby changing the proportionate interest in the assets attributable to that class or in any way affecting the rights of Shareholders of any other class.

Section 5.6  Deferred Payments. The Company shall not have authority to make arrangements for deferred payments on account of the purchase price of shares of the Company’s Shares unless all of the following conditions are met: (a) such arrangements are warranted by the Company’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Company; (c) the deferred payments shall be evidenced by a promissory note of the Shareholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Company shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a Shareholder, the Shareholder may be subjected to a reasonable penalty.

Section 5.7  Fractional Shares. The Company shall have authority to issue fractional shares. Any fractional Shares shall carry proportionately all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

Section 5.8  Declaration of Trust and Bylaws. All persons who shall acquire Shares in the Company shall acquire the same subject to the provisions of this Declaration of Trust and the Bylaws.

Section 5.9  Redemptions. Shareholders of the Company shall not be entitled to require the Company to repurchase or redeem Shares of the Company.

Section 5.10  Disclosure of Holding. The Shareholders and other holders of Securities of the Company shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of Shares or other securities of the Company as the Trustees deem necessary to comply with the provisions of the Code, the 1940 Act or other applicable laws or regulations, or to comply with the requirements of any other taxing or regulatory authority.

Section 5.11  Repurchase of Shares. The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, Shares, including Shares in fractional denominations, and, to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares any funds or property. The Trustees may establish, from time to time, a program or programs by which the Company voluntarily repurchases Shares from the Shareholders; provided, however, that such repurchases do not impair the capital or operations of the Company.

Section 5.12  Power to Modify Foregoing Procedures. Notwithstanding any of the foregoing provisions of this Article V, the Trustees may prescribe, in their absolute discretion except as may be required by the 1940 Act, such other bases and times for determining the per share asset value of the Company’s Shares or net income, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Company to comply with any provision of the 1940 Act, federal securities laws, state securities laws, or any securities exchange or association registered under the Securities Exchange Act of 1934, as amended, or any order of exemption issued by the SEC, all as in effect now or hereafter amended or modified.

Section 5.13  ERISA Restrictions. Notwithstanding any other provision herein, if and to the extent that any class of Shares do not constitute Publicly Offered Securities, in order to avoid the possibility that the underlying assets of the Company could be treated as assets of Benefit Plan Investor pursuant to the Plan Asset Regulation, the Company, at the direction of the Board of Trustees or any duly-authorized committee of the Board, or, if authorized by the Board, any officer of the Company or the Adviser on behalf of the Company, shall have the power to (1) require any Person proposing to acquire Shares to furnish such information as may be necessary to determine whether such person is (i) a Benefit Plan Investor, or (ii) an ERISA Controlling Person, (2) exclude any shareholder or potential shareholder from purchasing our Common Shares (3) prohibit any repurchase of Shares to any Person, and (4) repurchase any or all outstanding Shares held by a Shareholder for such price and on such other terms and conditions as may be determined by or at the direction of the Board.

Section 5.14  Tax Treatment.

(a)        Notwithstanding any other provision of this Declaration of Trust or any contrary provision of law, the Board of Trustees may, without Shareholder approval unless such approval is required by the 1940 Act, cause the Company to be treated as a corporation for U.S. federal income tax purposes and/or a regulated investment company within the meaning of Section 851 of the Code.

(b)         For federal income tax purposes, and, if applicable, state or local income tax purposes, unless and until the Board of Trustees determines otherwise, in its sole discretion, the Shareholders intend that (i) until the effective date of the Company’s election to be classified as a corporation for federal income tax purposes (the “CTB Election Date”), the Company shall be treated as a partnership, and (ii) on and after the CTB Election Date, the Company shall be treated as a corporation. Each Shareholder and the Company agree to report in a manner consistent with the foregoing tax treatment for all applicable purposes. Notwithstanding any other provision in this Agreement to the contrary, so long as the Company is treated as a partnership for federal income tax purposes, the provisions of Exhibit A shall apply; provided, for avoidance of doubt, Exhibit A shall not apply with respect to any period beginning on or after the CTB Election Date.

ARTICLE VI
AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 6.1  Amendments Generally.  The Board of Trustees reserves the right, without any vote of Shareholders, from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any outstanding Shares, provided, however, that, except to the extent provided otherwise in Sections 6.4 and 6.6 below, if any amendment or new addition to this Declaration of Trust adversely affects the rights of Shareholders, such amendment or addition must be approved by the holders of more than fifty percent (50%) of the outstanding Shares of the Company entitled to vote thereon. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation.

Section 6.2  RESERVED

Section 6.3  Approval of Certain Amendments to Bylaws. The Board of Trustees shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

Section 6.4  Amendments in Connection with an Exchange Listing. In connection with the occurrence of a Listing of any class of the Company’s Shares, notwithstanding any provision of this Declaration of Trust or the Bylaws to the contrary, the Trustees may, without the approval or vote of the Shareholders, amend or supplement this Declaration in any manner, including, without limitation to reclassify the Board of Trustees, to permit annual meetings of Shareholders, to impose advance notice provisions for the bringing of Shareholder nominations or proposals, to eliminate the suitability requirements of Section 11.2, to impose super-majority approval for certain types of transactions and to otherwise add or modify provisions that may be deemed to adverse to Shareholders, including this Article VI.

Section 6.5  Execution of Amendments. Upon obtaining such approvals required by this Declaration of Trust and the Bylaws and without further action or execution by any other Person, including any Shareholder, (i) any amendment to this Declaration of Trust may be implemented and reflected in a writing executed solely by the requisite members of the Board of Trustees, and (ii) the Shareholders shall be deemed a party to and bound by such amendment of this Declaration of Trust.

Section 6.6  Amendments in Connection with Omnibus Guidelines or State Securities Regulators. Notwithstanding any other provisions of this Declaration of Trust or the Bylaws to the contrary, the Board of Trustees may, without the approval or vote of the Shareholders, amend or otherwise supplement this Declaration of Trust for the purpose of complying or conforming this Declaration of Trust as necessary to satisfy any Omnibus Guidelines or the statutes, rules, regulations or requests of any state securities regulator, or otherwise necessary for the Company to publicly offer Shares in any state as determined by the Board of Trustees in good faith. The Board of Trustees may, without the approval or vote of the Shareholders, amend this Declaration of Trust to remove any provision no longer applicable or required by any state securities regulator or any Omnibus Guidelines.

ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION AND
ADVANCE OF EXPENSES

Section 7.1  Limitation of Shareholder Liability. Shareholders shall be entitled to the same limited liability extended to Shareholders of private Delaware for profit corporations formed under the DGCL. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company’s assets or the affairs of the Company by reason of being a Shareholder.

Section 7.2  Limitation of Trustee and Officer Liability. To the fullest extent permitted by Delaware law, subject to any limitation set forth under the federal securities laws, or in this Article VII, no Trustee or officer of the Company shall be liable to the Company or its Shareholders for money damages. Neither the amendment nor repeal of this Section 7.2, nor the adoption or amendment of any other provision of this Declaration of Trust or Bylaws inconsistent with this Section 7.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption. The Company may not incur the cost of that portion of liability insurance which insures the Adviser for any liability as to which the Adviser is prohibited from being indemnified.

Section 7.3  Indemnification.

(a)         Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact:

(i)           that he or she is or was a Trustee, officer, employee, Controlling Person or agent of the Company, or

(ii)        that he or she, being at the time a Trustee, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, “another enterprise” or “other enterprise”), whether either in case (i) or in case (ii) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a Trustee, officer, employee, Controlling Person or agent of the Company, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Company or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent not prohibited by Delaware law and subject to paragraphs (b) and (c) below, from and against all liability, loss, judgments, penalties, fines, settlements, and reasonable expenses (including, without limitation, attorneys’ fees and amounts paid in settlement and including costs of enforcement of enforcement of rights under this Section) (collectively, “Liability and Losses”) actually incurred or suffered by such Person in connection therewith. The Persons indemnified hereunder are hereinafter referred to as “Indemnitees.” Such indemnification as to such alleged action or inaction shall continue as to an Indemnitee who has after such alleged action or inaction ceased to be a Trustee, officer, employee, Controlling Person or agent of the Company, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The right to indemnification conferred under this Article VII: (A) shall be a contract right; (B) shall not be affected adversely as to any Indemnitee by any amendment or repeal of this Declaration of Trust with respect to any action or inaction occurring prior to such amendment or repeal; and (C) shall vest immediately upon election or appointment of such Indemnitee.

(b)         Notwithstanding anything to the contrary herein, the Company shall not provide any indemnification of an Indemnitee pursuant to paragraph (a) above, unless all of the following conditions are met:

(i)          The Indemnitee has determined, in good faith, that any course of conduct of such Indemnitee giving rise to the Liability and Losses was in the best interests of the Company.

(ii)         The Indemnitee was acting on behalf of or performing services for the Company.

(iii)       Such Liability and Losses were not the result of the Indemnitee’s (1) willful misfeasance, (2) bad faith, (3) gross negligence, or (4) reckless disregard of the duties involved in the conduct of their position.

(iv)        Such indemnification is recoverable only out of the net assets of the Company and not from the Shareholders.

(c)         Notwithstanding anything to the contrary herein, the Company shall not provide any indemnification of an Indemnitee pursuant to paragraph (a) above for any Liability and Losses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

Section 7.4  Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (ii) the Indemnitee provides the Company with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Company as authorized by Section 7.3 hereof, (iii) the legal proceeding was initiated by a third party who is not a Shareholder or, if by a Shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company if it is ultimately determined by final, non-appealable decision of a court of competent jurisdiction, that the Indemnitee is not entitled to indemnification.

Section 7.5  Limitations to Indemnification. The provisions of this Article VII shall be subject to the limitations of the 1940 Act.

Section 7.6  Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Shareholders, Trustees, officers, employees or agents of the Company, and all Persons shall look solely to the Company’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

Section 7.7  Non-exclusivity. The indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which any Indemnitee may be entitled under the Bylaws, a resolution of Shareholders or Trustees, an agreement or otherwise.

Section 7.8  No Bond Required of Trustees. No Trustee shall, as such, be obligated to give any bond or other security for the performance of any of his duties hereunder.

Section 7.9  No Duty of Investigation; No Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the Company shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Company, and every other act or thing whatsoever executed in connection with the Company shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration of Trust or in their capacity as officers, employees or agents of the Company. The Trustees may maintain insurance for the protection of the Company’s property, the Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible tort liability, and such other insurance as the Trustees in their sole judgment shall deem advisable or is required by the 1940 Act.

Section 7.10  Reliance on Experts, etc. Each Trustee and officer or employee of the Company shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports, information, opinions or statements made to the Company by any of the Company’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Company, regardless of whether such counsel or expert may also be a Trustee.

ARTICLE VIII
FEES AND EXPENSES; ADVISORY, MANAGEMENT AND DISTRIBUTION ARRANGEMENT

Section 8.1  Expenses.

(a)         The Trustees shall have power to incur and pay out of the assets or income of the Trust any expenses that in the opinion of the Trustees are necessary or incidental to carry out any of the purposes of this Declaration of Trust, and the business of the Company, and to pay reasonable compensation from the funds of the Company to themselves as Trustees. The Trustees shall fix the compensation of all officers, employees and Trustees. The Trustees may pay themselves such compensation for special services, including legal, underwriting, syndicating and brokerage services, as they in good faith may deem reasonable, and reimbursement for expenses reasonably incurred by themselves on behalf of the Company.

(b)          The Company shall bear and be responsible for all costs and expenses of the Company’s operations, administration and transactions, including, but not limited to, fees and expenses paid for investment advisory, administrative or other services and all other expenses of its operations and transactions.

Section 8.2  Advisory and Management Arrangements. Subject to the requirements of applicable law as in effect from time to time, the Trustees may in their discretion from time to time enter into advisory, administration or management contracts (including, in each case, one or more sub-advisory, sub administration or sub-management contracts) whereby the other party to any such contract shall undertake to furnish such advisory, administrative and management services with respect to the Company as the Trustees shall from time to time consider desirable and all upon such terms and conditions as the Trustees may in their discretion determine. Notwithstanding any provisions of this Declaration of Trust, the Trustees may authorize any advisor, administrator or manager (subject to such general or specific instructions as the Trustees may from time to time adopt) to exercise any of the powers of the Trustees, including to effect investment transactions with respect to the assets on behalf of the Company to the full extent of the power of the Trustees to effect such transactions or may authorize any officer, employee or Trustee to effect such transactions pursuant to recommendations of any such advisor, administrator or manager (and all without further action by the Trustees). Any such investment transaction shall be deemed to have been authorized by all of the Trustees.

Section 8.3  Distribution Arrangements. Subject to compliance with the 1940 Act, the Trustees may retain underwriters, distributors and/or placement agents to sell Shares and other securities of the Company. The Trustees may in their discretion from time to time enter into one or more contracts, providing for the sale of securities of the Company, whereby the Company may either agree to sell such securities to the other party to the contract or appoint such other party as its sales agent for such securities. In either case, the contract shall be on such terms and conditions as the Trustees may in their discretion determine not inconsistent with the provisions of this Article VIII or the Bylaws; and such contract may also provide for the repurchase or sale of securities of the Company by such other party as principal or as agent of the Company and may provide that such other party may enter into selected dealer agreements and servicing and similar agreements to further the purposes of the distribution or repurchase of the securities of the Company.

Section 8.4  Parties to Contract. Any contract of the character described in Sections 8.2, 8.3 or 8.4 of this Article VIII may be entered into with any Person, although one or more of the Trustees, officers or employees of the Company may be an officer, director, trustee, shareholder or member of such other party to the contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Company under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom, provided that the contract when entered into was not inconsistent with the provisions of this Article VIII or the Bylaws. The same Person may be the other party to contracts entered into pursuant to Sections 8.2 or 8.3 above or Article VIII, and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Section 8.4.

ARTICLE IX
INVESTMENT OBJECTIVES AND LIMITATIONS

Section 9.1  Investment Objective. The Company’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. The Trustees shall have power with respect to the Company to manage, conduct, operate and carry on the business of a business development company. The Independent Trustees shall review the investment policies of the Company with sufficient frequency (not less often than annually) to determine that the policies being followed by the Company are in the best interests of its Shareholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board of Trustees.

Section 9.2  Investments, Generally. All transactions entered into by the Company shall be consistent with the investment permissions and limitations as established for business development companies under the 1940 Act, including any applicable exemptive orders that have been or may be issued in the future by the SEC.

Section 9.3  Reserved.

Section 9.4  Reserved.

ARTICLE X
RESERVED

ARTICLE XI
SHAREHOLDERS

Section 11.1  Access to Records.

(a)          Shareholders shall have access to records of the Company as provided in Section 3819 of the Statutory Trust Act.

Section 11.2  Suitability of Shareholders.

(a)         Investor Suitability Standards. During any public offering of its Shares and until a Liquidity Event, the Company and those selling shares on its behalf shall, with respect to share offers and sales in which they are broker of record, assure that such shares are offered and sold pursuant only to prospective investors who, in each case, meet the income and Net Worth “Suitability Standards” as specified in the Company’s prospectus for the Shares (as the same may be amended or supplemented from time to time).

(b)        The Sponsor or each Person selling Common Shares on behalf of the Company shall make this determination on the basis of information it has obtained from a prospective Shareholder. Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective Shareholder, as well as any other pertinent factors.

(c)        The Sponsor or each Person selling Common Shares on behalf of the Company shall maintain records of the information used to determine that an investment in Common Shares is suitable and appropriate for a Shareholder. The Sponsor or each Person selling Common Shares on behalf of the Company shall maintain these records for at least six years.

(d)        Shareholders may not sell, assign, transfer or otherwise dispose of Shares unless (i) the Adviser gives consent, or the transfer is permitted under the subscription agreement, including in connection with transfers to the Company in connection with the Company’s share repurchase program and (ii) the transfer is made in accordance with applicable securities laws. Each transferee must agree to be bound by these restrictions and all other obligations as a Shareholder.

Section 11.3  Other Agreements. Consistent with applicable law (including the 1940 Act), the Company, the Adviser and/or Affiliates of the Adviser may negotiate agreements (“Side Letters”) with certain Shareholders that will result in different investment terms than the terms applicable to other Shareholders and that may have the effect of establishing rights under, or altering or supplementing the terms of, this Declaration of Trust or disclosure contained in any offering document of the Shares. As a result of such Side Letters, certain Shareholders may receive additional benefits which other Shareholders will not receive. Unless agreed otherwise in the Side Letter, in general, the Company, the Adviser and affiliates of the Adviser will not be required to notify any or all of the other Shareholders of any such Side Letters or any of the rights and/or terms or provisions thereof, nor will the Company, the Adviser or affiliates of the Adviser be required to offer such additional and/or different rights and/or terms to any or all of the other Shareholders. The Company, the Adviser and/or affiliates of the Adviser may enter into such Side Letters with any Shareholder as each may determine in its sole discretion at any time. The other Shareholders will have no recourse against the Company, the Trustees, the Adviser and/or any of their affiliates in the event certain investors receive additional and/or different rights and/or terms as a result of Side Letters. Any such exceptions or departures contained in any Side Letter with a Shareholder shall govern with respect to such Shareholder notwithstanding the provisions of the Declaration of Trust (including with respect to amendments to this Declaration of Trust) or any applicable subscription agreements.

ARTICLE XII
RESERVED

ARTICLE XIII
DURATION OF THE COMPANY

Section 13.1  Duration of the Company. The Company shall continue perpetually unless terminated pursuant to the provisions contained herein or pursuant to any applicable provision of the Statutory Trust Act.

Section 13.2  Dissolution by the Trustees. The Company may be dissolved and terminated at any time upon affirmative vote by a majority of the Trustees. Shareholders of the Company shall not be entitled to vote on the dissolution or plan of liquidation of the Company or the termination of the Company under this Article XIII except to the extent required by the 1940 Act.

Section 13.3  Liquidation. Upon dissolution of the Company, the Board of Trustees shall cause the Company to liquidate and wind-up in a manner consistent with Section 3808 of the Statutory Trust Act, including the distribution to the Shareholders of any assets of the Company. Upon dissolution and the completion of the winding up of the affairs of the Company, the Company shall be terminated by the executing and filing with the Secretary of State of the State of Delaware by one or more Trustees of a certificate of cancellation of the certificate of trust of the Company.

ARTICLE XIV
MISCELLANEOUS

Section 14.1  Construction and Governing Law.

(a)         This Declaration of Trust and the Bylaws, in combination, shall constitute the governing instrument of the Company, however to the extent that any provision of the Bylaws conflicts with this Declaration of Trust, the terms of this Declaration of Trust shall control. This Declaration of Trust and the Bylaws, and the rights and obligations of the Trustees and Shareholders hereunder, shall be governed by and construed and enforced in accordance with the Statutory Trust Act and the laws of the State of Delaware.

(b)          [Reserved.]

(c)          To the fullest extent permitted by law, the Shareholders and the Trustees of the Company shall be deemed to have waived any non-mandatory rights of beneficial owners or trustees under the Statutory Trust Act or general trust law; and that the Company, the Shareholders, and the Trustees shall not be subject to any applicable provisions of law pertaining to trusts that, in a manner inconsistent with the express terms of this Declaration of Trust or Bylaws, relate to or regulate (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of Trustees as set forth or referenced in this Declaration of Trust.

(d)          Sections 3540 and 3561 of Title 12 of the Statutory Trust Act shall not apply to the Company.

Section 14.2  Conflicts of Law. To the extent that any provision of the Statutory Trust Act or any provision of this Declaration of Trust or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act shall control; provided, however, that such conflict shall not affect any of the remaining provisions of this Declaration of Trust or the Bylaws or render invalid or improper any action taken or omitted prior to such determination. If any provision of this Declaration of Trust or the Bylaws shall be held invalid or unenforceable in any, the invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 14.3  Derivative Actions.

(a)        No person, other than a Trustee, who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No Shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.

(b)       In addition to the requirements set forth in Section 3816 of the Statutory Trust Act, a Shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the Shareholder or Shareholders must make a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed; and a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as that term is defined in the Statutory Trust Act); and (ii) unless a demand is not required under clause (i) of this paragraph, the Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Trustees determine not to bring such action.  For purposes of this Section 14.3, the Trustees may designate a committee of one or more Trustees to consider a pre-suit demand by the Shareholder or Shareholders.

Section 14.4  Reserved.

Section 14.5  Exclusive Delaware Jurisdiction. Each Trustee, each officer, each Shareholder and each Person legally or beneficially owning an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Company or its business and affairs, the Statutory Trust Act, this Declaration of Trust or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the Shareholders or the Trustees, or of officers or the Trustees to the Company, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Trustees or the Shareholders, or (D) any provision of the Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Statutory Trust Act, this Declaration of Trust or the Bylaws relating in any way to the Company or (F) the federal securities laws of the United States, including, without limitation, the 1940 Act, or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. In the event that any claim, suit, action or proceeding is commenced outside of the Court of Chancery of the State of Delaware in contravention of this Section 14.5, all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim, suit, action or proceeding shall be reimbursed by the non-prevailing party. This Section 14.5 shall not apply to any claims brought under U.S. federal securities law, or the rules and regulations thereunder.

Section 14.6  Agreement to be Bound. EVERY PERSON, BY VIRTUE OF HAVING BECOME A SHAREHOLDER IN ACCORDANCE WITH THE TERMS OF THIS DECLARATION OF TRUST AND THE BYLAWS, AS AMENDED FROM TIME TO TIME, SHALL BE DEEMED TO HAVE EXPRESSLY ASSENTED AND AGREED TO THE TERMS OF, AND SHALL BE BOUND BY, THIS DECLARATION OF TRUST AND THE BYLAWS.

Section 14.7  Delivery by Electronic Transmission or Otherwise; Virtual Meetings. Notwithstanding any provision in this Declaration of Trust to the contrary, any notice, proxy, vote, consent, report, instrument or writing of any kind or any signature referenced in, or contemplated by, this Declaration of Trust or the Bylaws may, in the sole discretion of the Trustees, be given, granted or otherwise delivered by electronic transmission (within the meaning of the Statutory Trust Act), including via the internet, or in any other manner permitted by applicable law. In furtherance thereof, any meetings of the Trustees or Shareholders may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at the meeting; provided, however, this Section 14.7 does not apply to any action of the Trustees pursuant to, and in accordance with, the 1940 Act and any rule, order or guidance thereunder, that requires the vote of the Trustees to be cast in person at a meeting.

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IN WITNESS WHEREOF, the undersigned has caused this Declaration to be executed as of the day and year first above written.

/s/ Aaron Blanchette
Aaron Blanchette, as Trustee

/s/ Brian Stewart
Brian Stewart, as Trustee

/s/ Joshua Pack
Joshua Pack, as Trustee

/s/ Amit Patel
Amit Patel, as Trustee

/s/ Anne Motsenbocker
Anne Motsenbocker, as Trustee

/s/ David Brenner
David Brenner, as Trustee

/s/ Michael Dillard
Michael Dillard, as Trustee

EXHIBIT A
TAX PROVISIONS

Capitalized terms used and not otherwise defined in this Exhibit A shall have the meanings assigned to them in the Declaration of Trust.  For all taxable periods ending prior to the CTB Election Date, (i) for so long as the Company has a single Shareholder, as determined for U.S. federal income tax purposes, the Company intends to be treated as disregarded as an entity separate from such Shareholder for U.S. federal income tax purposes, (ii) for so long as the Company has more than one Shareholder, as determined for U.S. federal income tax purposes, the Company intends to be treated as a partnership for U.S. federal income tax purposes and Sections 1, 2, 3, 6 and 7 of this Exhibit A shall apply, and (iii) Sections 4, 5 and 8 of this Exhibit A shall apply in all events. This Exhibit A shall not apply for taxable periods beginning on or after the CTB Election Date. For purposes of this Exhibit A, the Shareholders shall be referred to as “Unitholders” with respect to all taxable periods prior to the CTB Election Date.

1.	CAPITAL ACCOUNTS

An individual capital account shall be maintained for each Unitholder (each, a “Capital Account”) according to the rules of U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv). For this purpose, the Company may, upon the occurrence of any of the events specified in U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. In the event the Board of Trustees shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such U.S. Department of Treasury Regulations, the Board of Trustees may make such modification.

2.	ALLOCATION OF PROFIT OR LOSS

The Company’s net income or net loss and each item of income, gain, loss, deduction or expense included in the determination shall be allocated among the Unitholders in a manner consistent with the corresponding distributions made or to be made pursuant to Section 5.4 of the Declaration of Trust.  Without limiting the generality of the foregoing, the allocations of income, profit, gain or loss shall be made among the Unitholders in such a manner that, if the Company were wound up and its assets were sold for book value and the proceeds were distributed in accordance with such Unitholders’ positive Capital Account balances immediately after such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to Section 5.4 of the Declaration of Trust and any other applicable provisions thereof, determined as if the Board directed the Company to distribute all available proceeds permitted under Section 5.4 of the Declaration of Trust.

3.	INCOME TAX ALLOCATIONS

3.1 For federal, state and local income tax purposes, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the Unitholders as nearly as possible in the same manner as the corresponding item of income, expense, gain or loss is allocated pursuant to the other provisions of this Exhibit A, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Unitholders for tax purposes so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. The Board shall be authorised to make appropriate amendments to the allocations of items pursuant to this Exhibit A Section 3 in its sole discretion to comply with Code Section 704 or applicable U.S. Department of Treasury Regulations thereunder, provided that no such change shall have an adverse effect upon the amount distributable to any Unitholders hereunder.

3.2 Notwithstanding anything else contained in this Exhibit A, if any Unitholder has a deficit Capital Account for any fiscal period as a result of any adjustment of the type described in U.S. Department of Treasury Regulations Section 1.704‑1(b)(2)(ii)(d)(4) through (6), then the Company’s income and gain will be specially allocated to such Unitholder in an amount and manner sufficient to eliminate such deficit as quickly as possible.  Any special allocation of items of income or gain pursuant to this Exhibit A Section 3.2 shall be taken into account in computing subsequent allocations pursuant to this Exhibit A so that the cumulative net amount of all items allocated to each Unitholder shall, to the extent possible, be equal to the amount that would have been allocated to such Unitholder if there had never been any allocation pursuant to this Exhibit A Section 3.2.

3.3 The allocations of items pursuant to this Exhibit A Section 3 are intended to comply with the requirements of Code Section 704(b) and shall be interpreted consistently therewith.

3.4 The Unitholders intend that the Company be taxed as a flow-through entity (either “partnership” or “entity disregarded from its owner”) for U.S. federal income tax purposes with respect to all taxable periods prior to the CTB Election Date, and shall take no position or reporting inconsistent therewith.

4.	DETERMINATIONS BY THE BOARD

4.1 All matters concerning the determination and allocation among the Unitholders of the amounts to be determined and allocated pursuant to this Exhibit A, including any taxes thereon and accounting procedures applicable thereto, are determined by the Board in its discretion, and such determinations and allocations are final and binding on all of the Unitholders.

4.2 The Board may make such adjustments to the allocations made pursuant to this Exhibit A (i) as it considers appropriate in its discretion to reflect the financial results of the Company and the intended allocation thereof among the Unitholders in a reasonably accurate, fair and efficient manner or (ii) as required by any applicable law or regulation.

5.	WITHHOLDING OBLIGATION

5.1 If and to the extent the Company is required by applicable law (as determined in good faith by the Board) to make payments with respect to any Unitholder in amounts required to discharge any legal obligation of the Company or a Unitholder to any governmental authority with respect to any U.S. federal, state or local tax liability of such Unitholder arising as a result of such Unitholder’s interest in the Company (“Tax Payments”), then the amount of any such Tax Payments shall be deemed to be a loan by the Company to such Unitholder, which loan shall:  (i) be secured by such Unitholder’s interest in the Company, (ii) bear interest at an interest rate equal to the rate from time to time in effect for late payments of the underlying U.S. federal, state, local or non-U.S. tax liability in question and (iii) be payable upon demand or out of next available distributions to such Unitholder (if not previously paid) as set forth below.  If any amount required to be so deducted or withheld exceeds the amount payable by the Company to a Unitholder under the Declaration of Trust, or if any such withholding requirement was not satisfied with respect to any amount previously paid to such Unitholder, such Unitholder shall reimburse the Company for such excess amount or such withholding requirement, as the case may be.

5.2 If and to the extent the Company is required to make any Tax Payments with respect to any distribution to a Unitholder, either (i) such Unitholder’s proportionate share of such distribution shall be reduced by the amount of such Tax Payments (provided that such Unitholder’s Capital Account shall be adjusted pursuant to the definition of “Capital Account” set forth in Exhibit A Section 1 for such Unitholder’s full proportionate share of the distribution), or (ii) such Unitholder shall pay to the Company prior to such distribution an amount of cash equal to such Tax Payments.  In the event a portion of a distribution in kind is retained by the Company pursuant to clause (i), such retained amount may, in the discretion of the Board either (A) be distributed to the Unitholders in accordance with the terms of the Declaration of Trust including this Exhibit A Section 5.2, or (B) be sold by the Company to generate the cash necessary to satisfy such Tax Payments.  If any portion of such in-kind amount is sold, then for purposes of income tax allocations only under the Declaration of Trust, any gain or loss on such sale or exchange shall be allocated to the Unitholder to whom the Tax Payments relate.

5.3 Each Unitholder, to the fullest extent permitted by applicable law, shall indemnify and hold harmless the Company, the Board, and the Adviser (and Affiliates of the Adviser, as well as officers and employees of the Company, the Trustees and their Affiliates) from and against any liability (including reasonable attorneys’ fees) incurred for taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Unitholder.  Any amount payable hereunder by such Unitholder shall be paid promptly to the Company upon request for such payment from the Trustees, and if not so paid, the Trustees and the Company shall be entitled to claim against and deduct from the Capital Account of, or from any distribution due to, such Unitholder for all such amounts, except to the extent prohibited by applicable law.

5.4 Notwithstanding any other provision of the Declaration of Trust, to the extent that a sum payable to the Company is reduced by any tax incurred, paid or withheld as a result of the nationality, citizenship, residence, activities or other attributes of a Unitholder, such amount so reduced shall be deemed, for purposes of the Declaration of Trust, an amount that has been paid to such Unitholder in the fiscal year during which such tax is incurred, paid or withheld.

6.	TAX REPORTING.

For each taxable year of the Company that ends prior to the CTB Election Date, the Company shall endeavour to deliver an estimate of amounts to be reported on a Unitholder’s IRS Schedule K-1 for such taxable year on or prior to April 15 of the next succeeding year.  The Company shall deliver an IRS Schedule K-1 to each Unitholder for each such taxable year as soon as available following completion of the Company’s annual audit.

7.	TAX PROCEEDINGS

7.1 The Adviser or other such qualified Person as selected by the Board shall be the Company’s “partnership representative” within the meaning of Code Section 6223(a) and under any comparable provision of any other applicable law (the “Company Representative”), and the Company Representative may appoint a “designated individual” (the “Designated Individual”) in accordance with U.S. Department of Treasury Regulations Section 301.6223-1 to act on its behalf, provided, however, such designated individual may only act with the consent of the Company Representative.  Unless the context otherwise requires, references to the Company Representative in the Declaration of Trust include the Designated Individual.

7.2 The Company Representative shall represent the Company with regard to any tax issues initiated by the U.S. Internal Revenue Service as well as any U.S. state, local, or non-U.S. taxing authority. The Company Representative shall have the sole and full authority to act on behalf of the Unitholders and the Company with respect to any tax audit, investigation or other tax proceedings brought by any other taxing authority, including administrative settlement and judicial review (a “Tax Proceeding”), and, subject to applicable law, all Unitholders and the Company shall be bound by the actions taken by the Company Representative in such capacity.  Unless otherwise determined by the Adviser, the Company Representative may: (A) execute any agreement or other document relating to, or affecting, any Tax Proceeding; (B) make (or decline to make) any election under Code §§6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws (the “Company Tax Audit Procedures”), and (C) take any action and execute and file any statement or form on behalf of the Company that applicable law permits or requires, in each case in accordance with applicable law.

7.3 All costs and expenses incurred in connection with any Tax Proceeding or otherwise incurred by the Company Representative in performing its duties shall be borne by the Company, subject to reimbursement from a Unitholder in the reasonable discretion of the Adviser to ensure that each Unitholder bears its allocable share of such expenses.  If the Company Representative incurs fees and expenses in connection with tax matters not affecting all the Unitholders, then the Company shall be entitled to reimbursement from those Unitholders on whose behalf such fees and expenses were incurred, except to the extent prohibited by applicable law.

7.4 The Company Representative shall incur no liability to any Unitholder in connection with its performance of its responsibilities under the Company Tax Audit Procedures. To the fullest extent permitted by applicable law, the Company agrees to indemnify the Company Representative and the Designated Individual and their agents and save and hold them harmless, from and in respect to all (i) fees, costs and expenses in connection with or resulting from any claim, action, or demand against the Company Representative, the Adviser, the Designated Individual or the Company that arise out of or in any way relate to the Company Representative’s status as Company Representative, or the Designated Individual’s status as the Designated Individual, for the Company, and (ii) all such claims, actions, and demands and any losses or damages therefrom, including amounts paid in settlement or compromise of any such claim, action, or demand.

7.5 The Unitholders shall cooperate as reasonably requested by the Company Representative in connection with any Tax Proceeding to enable the Company to satisfy any applicable tax reporting or compliance requirements, to make any tax election, to qualify for an exception from or reduced rate of tax or other tax benefit, to be relieved of liability for any tax, or any other action taken by the Company Representative acting in its capacity as such, regardless of whether such requirement, tax benefit, or tax liability existed on the date such Unitholder was admitted to the Company.  The Unitholders shall promptly provide upon the Company Representative’s request therefor, such information as the Company Representative may reasonably request, and shall take such action as reasonably requested by the Company Representative, including executing and filing forms or other statements, providing information about the Unitholder, or any other action reasonably requested by the Company Representative.  If a Unitholder fails to provide any such forms, statements, or other information requested by the Company Representative, such Unitholder will be required to indemnify the Company for the share of any tax deficiency paid or payable by the Company that is due to such failure (as reasonably determined by the Adviser).

7.6 Notwithstanding any other provision of the Declaration of Trust, the obligations of a Unitholder pursuant to this Exhibit A, Section 7 (i) may be enforced by legal process or any other lawful means, including, without limitation, by offsetting any unpaid obligations against amounts otherwise distributable to the Unitholder, (ii) shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such person was actually a Unitholder, regardless of whether such taxes are assessed, withheld or otherwise paid during such period, and (iii) shall survive the transfer by that Unitholder of its interest and the dissolution, liquidation, and termination of the Company.